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                                                               Exhibit 10.1(ac)

                       TRADEMARK AND TRADE NAME AGREEMENT

With effect from May ____, 2000 (hereinafter the Effective Date) the following agreement is made between:

Danfoss A/S, a company organized and existing under the laws of Denmark, having its principal place of business at DK-6430 Nordborg, Denmark (hereinafter referred to as Licensor)

and:

Sauer Inc., a company organized and existing under the laws of the State of Delaware, USA, having its principal place of business at Ames, Iowa (hereinafter referred to as Licensee):

WHEREAS:

a) Licensor and Licensor's subsidiaries and affiliated companies (hereinafter collectively referred to as the Danfoss Group) make and sell in Denmark and in many other countries around the world technical goods and services including, but not limited to, the goods and services set forth in Schedule A, such goods and services falling within classes 1, 6, 7, 9, 11, 12, 37, 40 and 41 of the International Classification of Goods and Services for the Purpose of the Registration of Marks;

b) Licensee and Licensee's subsidiaries and affiliated companies (hereinafter collectively referred to as the Sauer Group) make and sell in Germany, the USA and in many other countries around the world technical goods and services including, but not limited to, the goods and services set forth in Schedule B, such goods and services falling within classes 7, 9, 12 and 37 of the International Classification of Goods and Services for the Purpose of the Registration of Marks;

c) By separate agreement Licensor's subsidiaries Danfoss Fluid Power A/S and Danfoss Fluid Power Inc. and their subsidiaries (hereinafter

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collectively referred to as DFP) will become subsidiaries of Licensee
(hereinafter referred to as the "Stock Exchange");

d) The Danfoss Group has certain related and competing business activities as described in a Non-Competition Agreement between Licensor and Licensee;

e) Licensor has adopted as its trademark the invented word Danfoss (hereinafter the Danfoss Trademark), of which it is the first user and to which it has full proprietary rights, and Licensor has registered and/or applied for registration of the Danfoss Trademark in many countries around the world, details of which are set forth in Schedule C;

f) The Danfoss Group uses the Danfoss Trademark in plain lettering and/or the Danfoss Trademark in stylized form as set forth in Schedule D (hereinafter the Danfoss Logo) on the goods and/or containers for or labels affixed to the goods, in association with the services, on business stationery, signage, clothing, luggage, promotional gifts, cars and trucks, in advertisements, brochures, catalogs and other printed communications and in electronic communications;

g) Licensee has adopted as its trademark the word Sauer (hereinafter the Sauer Trademark), to which it has full proprietary rights, and Licensee has registered and/or applied for registration of the Sauer Trademark in many countries around the world;

h) The Sauer Group uses the Sauer Trademark in plain lettering and/or in stylized form (hereinafter the Sauer Logo) on the goods and/or containers for or labels affixed to the goods, in association with the services, on business stationery, signage, clothing, luggage, promotional gifts, cars and trucks, in advertisements, brochures, catalogs and other printed communications and in electronic communications;

i) Licensee wants to be able after the Stock Exchange to use the word Danfoss in a trademark for goods and services sold by the Sauer Group;

j) Licensor has adopted as its corporate name the invented word Danfoss (hereinafter the Danfoss Name), of which it is the first user and to


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which it has full proprietary rights, and Licensor uses the Danfoss Name as its corporate name, as a part of or as the only name of subsidiaries and affiliated companies, and as a part of overall designations of the Danfoss Group;

k) Licensee has adopted as its corporate name the word Sauer (hereinafter the Sauer Name), to which it has full proprietary rights, and Licensee uses the Sauer Name as its corporate name, as a part of or as the only name of subsidiaries and affiliated companies, and as a part of overall designations of the Sauer Group;

l) Licensee wants to change its corporate name into Sauer-Danfoss Inc., to use the term Sauer-Danfoss in the company name of subsidiaries and affiliated companies pursuant to sublicense agreements as provided herein; to use the term Sauer-Danfoss to identify the business or businesses conducted by Licensees; and to use the term Sauer-Danfoss as a part of overall designations of the Sauer Group after the Stock Exchange;

m) Licensor is willing to allow Licensee to use the word Danfoss in a trademark for goods and services made and sold by Licensee and to use the word Danfoss as described in paragraph l (above), subject to the restrictions hereinafter set forth;

NOW THEREFORE, IT IS HEREBY AGREED BY AND BETWEEN THE PARTIES HERETO AND THESE PRESENTS WITNESSETH as follows:

I.   DEFINITIONS

1. The Danfoss Trademark shall mean the word Danfoss in any graphical form, wherever and whenever it is used in a prominent way on goods and/or containers for or labels affixed to goods, or in association with the provision of services, on business stationery, signage, clothing, luggage, promotional gifts, cars and trucks, or in advertisements, brochures, catalogs or other printed communications related to goods or services, or in electronic communications, or in any other way related to goods or services.


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2. The Danfoss Logo shall mean a stylized form of the Danfoss Trademark as set forth in Schedule D.

3. The Block Logo shall mean a stylized form of the Danfoss Trademark as set forth in Schedule E.

4. The Danfoss Name shall mean the word Danfoss in any graphical form wherever and whenever it is used together with other words to designate a company, business, corporation or other legal entity.

5. The Sauer-Danfoss Logo shall mean a combination of the word "SAUER," the word "DANFOSS," and the S Logo as set forth in Schedule G.

6. The Sauer-Danfoss Name shall mean a name composed of the word Sauer, a hyphen and the word Danfoss, with the word Sauer being the one appearing first in reading, in any graphical form, wherever and whenever it is used to identify Licensee as an entity or a business conducted by Licensee.

7. The S Logo shall mean a stylized representation of the letter S as set forth in Schedule F.

8. The term "Exclusive" means that the rights granted may not, after the effective date of the grant, be exercised by the Licensor itself and may not be granted or conveyed (in any form) to any other person, firm, corporation, or other entity.

9. Licensed Goods shall mean such goods as DFP or the members of the Sauer Group manufacture or sell as of the Effective Date or at any time thereafter.

10. Licensed Services shall mean such installation, maintenance, repair and technical consulting services as DFP or the members of the Sauer Group provide as of the Effective Date or at any time thereafter.

II.  GRANT OF TRADEMARK LICENSE

Subject to the conditions and restrictions hereinafter contained and in consideration of Licensee's covenants herein, Licensor hereby grants to
Licensee:


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1. a fully paid, worldwide, non-exclusive license to use the Block Logo as set forth in Schedule E for Licensed Goods and Licensed Services; and

2. a fully paid, worldwide, exclusive license to use the term "DANFOSS" as a part of the Sauer-Danfoss Logo for Licensed Goods and Licensed Services as set forth in Schedule G, provided that Licensee shall request written approval from Licensor to use the Sauer-Danfoss Logo in a different style than that set forth in Schedule G, which approval shall not be unreasonably withheld or delayed.

Licensee shall have the benefit of the said licenses during the unexpired residues of the respective terms of the registrations of the Danfoss Trademark and during all extensions and renewals thereof subject nevertheless to the termination of this Agreement as hereinafter provided. Licensor covenants and agrees to maintain in full force and effect during the term of this Agreement such registrations of the Danfoss Trademark for Licensed Goods and Licensed Services as are in existence on the Effective Date, by filing for and obtaining renewals of such registrations at Licensor's sole expense. At Licensor's option and in its sole discretion, Licensor may obtain substitute registrations in lieu of the renewals as provided for in the preceding sentence. In the event Licensor does not intend to renew or obtain a substitute registration for any of the said registrations, it shall provide notice thereof to Licensee, and Licensee shall have sixty days from such notice to agree to pay the cost of such renewal, upon which Licensor shall renew the registration and invoice the cost of such renewal to Licensee for reimbursement to Licensor.

III. RIGHT TO SUBLICENSE THE TRADEMARK LICENSE

Licensee shall have the right to grant sublicenses under the trademark license set forth in Section II above to subsidiaries of Licensee of which it has control and in which it has at least 50% ownership. Licensee's sublicensees shall adopt the terms and conditions of the present agreement in writing versus Licensor, and each sublicense shall be acknowledged by Licensor in writing for any such sublicense to become effective. Any such sublicenses granted shall neither include the right


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to sublicense further nor the right to register the Block Logo or the
Sauer-Danfoss Logo.

IV.  TRADEMARK LICENSEE OBLIGATIONS

1. Licensee acknowledges that Licensor is the legal owner of the Danfoss Trademark in any graphical design, and it agrees that all use by Licensee of the Danfoss Trademark, in any manner, in any country whatsoever, shall inure to the benefit of Licensor.

2. Licensee shall not use the Danfoss Trademark in any other way or graphical style, or on or in connection with any other goods or services, than as set forth in Section II above and provided more specifically in this agreement hereinbelow. In all uses of the Sauer-Danfoss Logo, the letter S and the words Sauer and Danfoss shall be styled and arranged as set forth in Schedule G, provided that Licensee shall request written approval from Licensor to use the Sauer-Danfoss Logo in a different style than that set forth in Schedule G, which approval shall not be unreasonably withheld or delayed. Whenever and wherever Licensee uses the Block Logo, it shall be styled as set forth in Schedule E.

3. Licensee shall not register the Danfoss Trademark as Licensee's trademark for any goods or services in any country or region, be it in the style of the Danfoss logo, the style of the Block Logo or otherwise, except that Licensee shall be allowed to register the Sauer-Danfoss Logo for Licensed Goods and Licensed Services in its own name.

4. Any applications for registration of the Sauer-Danfoss Logo by Licensee shall be filed with a letter of consent from Licensor substantially as set forth in
Schedule I or, where such letter is deemed insufficient by the registration authority, such other documents as may be reasonably necessary to assist Licensee in obtaining registration of the Sauer-Danfoss Logo.

5. In addition to using the Sauer-Danfoss Logo, Licensee shall use the Block Logo on Licensed Goods or on containers and labels for Licensed Goods, and in connection with Licensed Services, at least to such an


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extent as is required to fulfill the legal requirements of commercial use of registered trademarks in all countries where Licensee sells Licensed Goods or Licensed Services.

6. Notwithstanding anything to the contrary herein, nothing in this Agreement shall restrict, in any way, the right of Licensee to register the S Logo, the Sauer Trademark, and/or the Sauer Logo as its trademark whenever, wherever and for any goods or services it desires, at its own expense.

V.   TRANSITIONAL PHASING-IN PERIOD

In order to facilitate an orderly transition by Licensee in discontinuing the use by DFP of the Danfoss Trademark and the Danfoss Name and adopting the Sauer-Danfoss Name and the Sauer-Danfoss Trademark while continuing Licensee's business, Licensor recognizes that it will not be possible for Licensee to immediately discontinue all use of the Danfoss Name or the Danfoss Trademark. For the purposes of this Section V and its subsections only, the term Danfoss Trademark shall neither include the word Danfoss as used in the Sauer-Danfoss Logo as permitted under Section II above nor the Block Logo, and the term Danfoss Name shall not include the word Danfoss as used in the Sauer-Danfoss Name. Accordingly, with the understanding that Licensee will proceed with reasonable dispatch to promptly discontinue use of the Danfoss Name and the Danfoss Trademark as soon as practicable, Licensor agrees that Licensee has a limited use of the Danfoss Name and/or the Danfoss Trademark subject to the following provisions and only according to such provisions:

(a) After the Effective Date, Licensee shall place no new order for signs, vehicles, stationery, stationery forms, sales or service literature or shipping containers bearing the Danfoss Name or the Danfoss Trademark, and no new drawings shall be made by Licensee bearing the Danfoss Name or the Danfoss trademark.

(b) Within one year after the Effective Date Licensee shall i) remove the Danfoss Name and the Danfoss Trademark from all buildings, signs and vehicles of Licensee, ii) cease all use of stationery or stationery forms


                                                                    Page 7 of 16
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bearing the Danfoss Name or the Danfoss Trademark, iii) remove or obliterate the
Danfoss Name and the Danfoss Trademark on all existing sales and service literature, and iv) remove or obliterate the Danfoss Name and the Danfoss Trademark from shipping containers in inventory.

(c) Within three years after the Effective Date Licensee shall alter all active engineering drawings, modify all tooling, and modify all product inventory to remove or obliterate the Danfoss Name and the Danfoss Trademark. At such time, except as provided for immediately below in subsection (d) to this section V, any and all use by Licensee of the Danfoss Name and/or the Danfoss Trademark shall cease.

(d) Until three years after the Effective Date Licensee may continue to sell Licensed Products bearing the Danfoss Trademark if such Danfoss Trademark is integrally cast into the housing of such Licensed Products.

VI.  GRANT OF TRADE NAME LICENSE

Subject to the conditions and restrictions hereinafter contained, Licensor hereby grants to Licensee a fully paid, worldwide, exclusive license to use the Sauer-Danfoss Name during the time period permitted by this Agreement for carrying out the business of making and selling Licensed Goods and Licensed Services.

VII. RIGHT TO SUBLICENSE THE TRADE NAME LICENSE

Licensee shall have the right to grant sublicenses under the trade name license set forth in Section VI. above to subsidiaries of Licensee of which it has control and at least 50% ownership. Licensee's sublicensees shall adopt the terms and conditions of the present agreement in writing versus Licensor, and each sublicense shall be acknowledged by Licensor in writing for any such sublicense to become effective. Any such sublicenses granted shall not include the right to sublicense further.


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VIII. TRADE NAME LICENSE RESTRICTIONS

Whenever and wherever the Sauer-Danfoss Name is used, the words Sauer and Danfoss shall be written in letters of equal weight, style and size, and the hyphen shall be present.

IX.  REGISTERED USER REGISTRATION

Wherever and whenever requested by Licensor (if permitted by the applicable local law), Licensee agrees to become a Registered User of the Danfoss Trademark. The license granted hereinabove shall not be deemed to entitle Licensee to use the Danfoss Trademark otherwise than as a licensee thereof. Licensee shall execute any applications, agreements or other papers needed in addition to the present agreement to have Licensee registered as a Registered User in any country where such registration is required and/or requested by Licensor.

X.   QUALITY STANDARDS

Licensee shall make the Licensed Goods and the Licensed Services which are marked with the Sauer-Danfoss Logo or the Block Logo in conformance with such directions, formulae or specifications regarding their nature and quality as Licensor may from time to time reasonably prescribe. Licensee shall establish a quality control system for making Licensed Goods and Licensed Services which is certifiable under the ISO 9000 series of International Standards. Licensor shall have the right to receive upon request, at no cost to Licensor, a reasonable quantity of samples of the Licensed Goods for inspection and to inspect the Licensed Goods and Licensed Services on reasonable prior notice during normal business hours. Licensor may send Licensee written notice of any such goods or services which are below the high standards required for the Danfoss Trademark. Licensee shall correct any deficiencies stated in such notice within thirty (30) days of the date of such notice, and if, upon reinspection by Licensor, such goods or services are still below the high standards required, Licensor shall have the right to terminate the licenses herein granted on thirty (30) days' notice to Licensee.


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XI.  INSTRUCTIONS FOR USE

1. Whenever and wherever Licensee uses the Block Logo or the Sauer-Danfoss Logo for Licensed Goods or Licensed Services, it shall apply the Block Logo or the Sauer-Danfoss Logo to the Licensed Goods and to the Licensed Services as well as to any labels, containers, packings, pamphlets, advertisements and the like relating to Licensed Goods or Licensed Services in compliance with II.1 and II.2.

2. It shall be clear and distinctive that Licensee's use of the Sauer-Danfoss Logo and the Block Logo constitutes a permitted use under the present Agreement.

3. Licensor hereby directs Licensee to use the Danfoss Logo in compliance with the Danfoss Design Manual, the current version of which is set forth in Schedule H, during any transitional phasing-in period as described in Section V hereinabove. Licensor further directs Licensee to indicate with a suitable legend in a suitable place that Danfoss is a registered trademark of Licensor when the Block Logo is used in advertisements, brochures, catalogs, product leaflets and the like.

XII. ADVERTISEMENTS

1. Licensee agrees that it will not in advertisements use the Block Logo, the Sauer-Danfoss Logo or the Sauer-Danfoss Name in combination with other registered or unregistered trade marks, company names, family names, or other combinations which will or can cause doubt or confusion in respect of the proprietorship of the Danfoss Trademark or the Danfoss Name.

XIII. CUSTOMERS' COMPLAINT

Licensee shall forward to Licensor or its authorized representatives any non-frivolous complaint received by it from any of its customers concerning any material matter relating to the Licensed Goods or Licensed


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Services marked with the Block Logo or the Sauer-Danfoss Logo made by Licensee, and a report on its own investigation, and Licensor and/or its authorized representatives shall have the right to examine the Licensed Goods and inspect the Licensed Services for which such a complaint has been lodged and shall have the right to issue to Licensee reasonable instructions or directions concerning the alleviation of the complaints and their cause, which instructions or directions Licensee shall carry out at Licensee's cost.

XIV. INFRINGEMENTS

1. Licensee covenants that it will not use the Danfoss Trademark in any manner whatsoever which may jeopardize the significance, distinctiveness or validity of the Danfoss Trademark, and Licensee will at its own cost but in the name of Licensor take all reasonable steps within its power to protect and defend the rights of Licensor in and to the Danfoss Trademark.

2. Without prejudice to the foregoing, it is agreed that if and when Licensor considers that any infringement of the Danfoss Trademark has taken place or is threatened in any country or region in respect of the Licensed Goods or the Licensed Services, it shall be entitled to notify Licensee of such an infringement or threatened infringement, and in such a case Licensee shall either take immediate action in the name of Licensor to prevent such infringement or threatened infringement or notify Licensor that it does not intend to take any action, upon which Licensor shall be free to take any such action as Licensor deems appropriate. The costs of any action against infringement or threatened infringement of the Danfoss Trademark in respect of the Licensed Goods or the Licensed Services shall be shared equally between the parties, and each party agrees to provide cooperation to the other in prosecuting infringers of the marks licensed hereunder. The party which takes the lead in prosecuting the infringer shall have the right, however, to recover all awards from the litigation or other proceeding, without any requirement for an accounting to the other party.


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XV.  NON-CONTESTATION OF RIGHTS

Licensee hereby covenants that it shall not at any time hereafter question, challenge or contest the validity of any registration of the Danfoss Trademark or of any other trademarks registered hereafter in the name of Licensor, or Licensor's ownership of the Danfoss Trademark and the Danfoss Name, or the rights of Licensor to use the Danfoss Trademark and the Danfoss Name and to exclude others from such use, in any country. Licensee further agrees to execute any acknowledgments, waivers or letters of consent that may be required to establish Licensor as the sole and exclusive owner of the Danfoss Trademark in any and all countries of the world.

XVI. BREACH OF CONTRACT

In the event of any material breach by or on behalf of Licensee of any of the conditions enjoined by this Agreement, Licensor shall have the right to prohibit forthwith further use of the Block Logo, the Sauer-Danfoss Logo, and the Sauer-Danfoss Name without being liable in any way for any damages or compensation whatsoever in respect thereof, provided that Licensee is first given notice of the breach and a right to cure the breach for a period of at least thirty days.

XVII. NON-WAIVER BY LICENSOR

In the event that Licensor shall at any time waive or fail to enforce any of its rights under this Agreement or the performance by Licensee of any of its obligations hereunder, such waiver shall not be construed as a continuing waiver of the same rights or obligations or a waiver of any other rights or obligations.

XVIII. TERMINATION

Except as otherwise provided herein, this Agreement shall terminate 10 years after the date when Licensor's ownership directly or indirectly


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through Danfoss Murmann Holding A/S on a fully diluted basis of Licensee's shares falls below 25%.

XIX. LIQUIDATION, INSOLVENCY, AND BANKRUPTCY

If either party shall go into liquidation, become insolvent, commit an act of bankruptcy, or be declared bankrupt, or if any of the parties' business shall be placed in the hands of a receiver, assignee or trustee, whether by voluntary act or otherwise, the authorization to use the trademarks granted herein shall ipso facto terminate without notice and without prejudice to either party's existing rights.

XX.  CESSATION OF USE

1. Licensee agrees that upon termination of this Agreement or of the right and permission granted herein to use the Danfoss Trademark, it will discontinue any use whatsoever of the Danfoss Trademark, the Block Logo or the Sauer-Danfoss Logo in connection with any goods, services or business, or any other word or words, names or devices so closely similar in sound, appearance, or meaning to the Danfoss Trademark as to be likely to cause confusion or deception or to detract from or adversely affect the rights of Licensor in the Danfoss Trademark. Licensee further agrees that upon termination of this Agreement, it will within one month of the date of termination make all required filings to cancel all registrations and withdraw all pending applications for registration of the Sauer-Danfoss Trademark and subsequently take all proper steps to assist the Licensor to cancel its registration as a Registered User of the Danfoss Trademark. Licensee further agrees that upon termination of this Agreement it will discontinue any use of the Sauer-Danfoss Name or any other use of the Danfoss Name as part of Licensee's corporate name or any other use of the Danfoss Name whatsoever.

2. Any violation of the obligation to cease using the Danfoss Trademark, the Block Logo, the Sauer-Danfoss Logo or the Danfoss Name, as set forth in paragraph 1 of this Article XX, shall result in liquidated damages due from Licensee to Licensor in the amount of 10 (ten) million US dollars


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per year or portion thereof that the violation is continuing. Any violation of the obligation to cancel all registrations and withdraw all pending applications for registration of the Sauer-Danfoss Trademark shall result in separate liquidated damages due from Licensee to Licensor in the amount of 10 (ten) million US dollars per year or portion thereof that the violation is continuing. Notwithstanding the foregoing, no liquidated damages, as specified in this paragraph 2, shall be payable unless the failure to discontinue use or the failure to file cancellation or withdrawal materials is continuing sixty days from and after the date when Licensor provides specific notice to Licensee of Licensee's failure to discontinue or failure to file the required cancellation and/or withdrawal materials.

XXI. NOTICES

All notices required to be served by either party hereto on the other shall be deemed properly served if given as provided in the Stock Exchange Agreement between Danfoss Murmann Holding A/S and Sauer Inc., dated as of January _____, 2000.

XXII. UPDATING OF SCHEDULES

Schedule C may be altered by adding or deleting any trade marks thereto or therefrom by Licensor at any time during the continuance hereof on giving Licensee four weeks' written notice thereof, and the Schedule shall thereupon be considered as altered accordingly. Schedule I may be altered by adding or deleting any provisions thereto or therefrom at any time during the continuance hereof on giving Licensee three months' written notice thereof, and the Schedule shall thereupon be considered as altered accordingly.

XXIII. LAW, ARBITRATION AND VENUE

1. This Agreement shall be governed as to all matters, including validity, performance and construction, by the Laws of the Kingdom of Denmark.


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2. Any dispute or difference arising out of or under this contract (other than a dispute for which injunctive relief is properly sought) shall be referred to arbitration.

3. The arbitration panel shall be appointed in accordance with the "Rules of Conciliation and Arbitration of the International Chamber of Commerce". The arbitration shall take place in New York, New York.

Place and date:                         Place and date:

--------------------------------        ----------------------------------


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Schedule A: Danfoss goods and services

Schedule B: Sauer goods and services

Schedule C: Danfoss trademark registrations and -applications

Schedule D: The Danfoss Logo

Schedule E: The Block Logo

Schedule F: The S Logo

Schedule G: The Sauer-Danfoss Logo

Schedule H: The Danfoss Design Manual

Schedule I: Model Letter of Consent




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